Exhibit 99.2

Extraction Oil & Gas, Inc. Announces Proposed Aggregate $600 Million Private Offering Of Senior Unsecured Notes

DENVER, January 18, 2018 (GLOBE NEWSWIRE) - Extraction Oil & Gas, Inc. (NASDAQ: XOG) (“Extraction”) announced today that, subject to market and other conditions, it intends to offer for sale in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers $600 million in aggregate principal amount of senior unsecured notes due in 2026 (the “Notes”). Extraction intends to use the net proceeds from this private placement, along with cash on hand, if necessary, to fund the tender offer (the “Tender Offer”) to purchase any and all of its outstanding 7.875% Senior Notes due 2021 (the “2021 Notes”), to pay any fees and expenses thereof and to redeem any 2021 Notes that remain outstanding after consummation of the Tender Offer.

The Notes to be offered will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
Certain statements in this press release, including Extraction’s intention to issue and sell the Notes, are forward-looking statements. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Extraction expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Extraction based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Extraction undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.
About Extraction Oil & Gas, Inc.
Denver-based Extraction Oil & Gas, Inc is an independent energy exploration and development company focused on exploring, developing and producing crude oil, natural gas and NGLs primarily in the Wattenberg Field in the Denver-Julesburg Basin of Colorado.

Investor Contact: Louis Baltimore, ir@extractionog.com, 720-974-7773